UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒                Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

LECROY CORPORATION

(Name of Registrant as Specified in its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

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3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

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4)	Date Filed:

On July 20, 2012, LeCroy Corporation issued the following press release. The full text of the press release is as follows:

LeCroy Corporation Announces Voluntary Dismissal

of Class Action Lawsuit

CHESTNUT RIDGE, N.Y. – July 20, 2012 – LeCroy Corporation (NASDAQ:LCRY) (“LeCroy”) announced today that, on July 19, 2012, the previously announced class action lawsuit filed against LeCroy in June 2012 by Robbins Geller Rudman & Dowd LLP in the United States District Court Southern District of New York was voluntarily dismissed by the plaintiff, with prejudice. Neither the Plaintiff nor its counsel received any payment in connection with the dismissal of the case.

The plaintiff’s decision voluntarily to dismiss the case followed a ruling by the court, on July 13, 2012, favorable to LeCroy. At the hearing held that day, the court refused either to schedule a preliminary injunction hearing or to allow the plaintiff to take expedited discovery, stating in pertinent part as follows: “[P]laintiff has failed to assert any plausible arguments to support her claim that the individual defendants failed to include material information in the definitive proxy statement.”

“We are gratified that the Court recognized the weakness in the plaintiff’s claims, which we firmly believe were completely without merit,” stated Thomas H. Reslewic, President and Chief Executive Officer of LeCroy.

Jordan D. Hershman, Co-Chair of the Securities Litigation Group at Bingham McCutchen LLP, served as lead counsel to LeCroy in the litigation.

About LeCroy Corporation

LeCroy Corporation is a worldwide leader in serial data test solutions, creating advanced instruments that drive product innovation by quickly measuring, analyzing and verifying complex electronic signals. LeCroy offers high-performance oscilloscopes, serial data analyzers and global communications protocol test solutions used by design engineers in the computer, semiconductor and consumer electronics, data storage, automotive and industrial, telecommunications and military and aerospace markets. LeCroy’s 48-year heritage of technical innovation is the foundation for its recognized leadership in “WaveShape Analysis”—capturing, viewing and measuring the high-speed signals that drive today’s information and communications technologies. LeCroy is headquartered in Chestnut Ridge, New York.

Additional Information and Where to Find It

On July 5, 2012, LeCroy filed with the Securities and Exchange Commission (the “SEC”) a Proxy Statement in connection with the proposed transaction pursuant to that certain merger agreement, dated as of May 28, 2012, by and between LeCroy, Teledyne Technologies Incorporated (“Teledyne”) and Luna Merger Sub, Inc., a wholly owned subsidiary of Teledyne, whereby LeCroy would become a wholly-owned subsidiary of Teledyne. On or about July 5, 2012, LeCroy mailed the Proxy Statement to its stockholders of record as of the close of business on July 3, 2012. The Proxy Statement contains important information about LeCroy, Teledyne, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully. Investors and security holders are able to obtain free copies of the Proxy Statement and other documents filed with the SEC by LeCroy through the web site maintained by the SEC at www.sec.gov.

In addition, investors and security holders are able to obtain free copies of the Proxy Statement from LeCroy by contacting LeCroy Corporation, 700 Chestnut Ridge Road, Chestnut Ridge, NY 10977, Attn: Investor Relations or by calling (845) 425-2000.

Investors and security holders are urged to read all relevant documents filed with the SEC, including the Proxy Statement, because they contain important information about the proposed transaction.

Participants in Solicitation

LeCroy and Teledyne and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from LeCroy’s stockholders with respect to the transactions contemplated by the merger agreement. Information regarding LeCroy’s directors and executive officers is contained in LeCroy’s Annual Report on Form 10-K for the year ended July 2, 2011, its proxy statement dated September 15, 2011, and its Current Report on Form 8-K filed September 15, 2011, which are filed with the SEC. As of July 3, 2012, LeCroy’s directors and officers beneficially owned approximately 935,653 shares, or 5.47%, of LeCroy’s common stock. Additional information regarding the interests of the participants in the solicitation of proxies in connection with the transaction is included in the Proxy Statement.

Investor Contact:	Sean B. O’Connor LeCroy Corporation (845) 425-2000